                                                                  EXHIBIT 3.01

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                         QUINTILES TRANSNATIONAL, CORP.

                                   ARTICLE I

       The name of the Corporation is QUINTILES TRANSNATIONAL, CORP.

                                   ARTICLE II

       The period of duration of the Corporation is perpetual.

                                  ARTICLE III

       The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina.

                                   ARTICLE IV

       Section 4.1. Total Number of Shares of Stock. The total number of shares of capital stock of all classes that the Corporation shall have the authority to issue is 75,000,000 shares. The authorized capital stock is divided into 25,000,000 shares of preferred stock, having $.01 par value (the "Preferred Stock"), and 50,000,000 shares of common stock, having $.01 par value (the "Common Stock").

       Section 4.2. Preferred Stock. (a) The shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, the shares of each class or series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and rights (or qualifications, limitations or restrictions thereof) as are stated in the
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resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors as provided in Section 4.2(b).

       (b) Authority is granted to the Board of Directors of the Corporation, subject to the provisions of this Article IV and to the limitations prescribed by the North Carolina Business Corporation Act, to authorize the issuance of one or more classes, or series within a class, of Preferred Stock and with respect to each such class or series to fix by resolution or resolutions the voting powers, full or limited, if any, of the shares of such class or series and the designations, preferences and rights (or qualifications, limitations or restrictions thereof).

       Section 4.3. Common Stock. The shares of Common Stock of the Corporation shall be one and the same class. Subject to the rights of the Preferred Stock provided for by resolution or resolutions of the Board of Directors pursuant to this Article IV or by the North Carolina Business Corporation Act, the holders of shares of Common Stock shall have one vote per share on all matters on which holders of shares of Common Stock are entitled to vote. The holders of shares of Common Stock shall receive the net assets of the Corporation upon dissolution.

                                   ARTICLE V

       The shareholders of the Corporation shall have no right to cumulate their votes for the election of directors.


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
                                   ARTICLE VI

       The shareholders of the Corporation shall have no preemptive right to acquire additional shares of the Corporation.

                                  ARTICLE VII

       The address of the current registered office of the Corporation in the State of North Carolina is 1007 Slater Road, Morrisville, Wake County, North Carolina, and the name of its current registered agent at such address is Dennis
B. Gillings, Ph.D.

                                  ARTICLE VIII

       Section 8.1. Number of Directors. The number of directors constituting the Board of Directors shall be not less than nine (9) nor more than fifteen
(15), as specified in the Corporation's Bylaws. The number of directors constituting the Board of Directors following the effectiveness of these Amended and Restated Articles of Incorporation shall be nine (9), divided into three classes as described in Section 8.2.

       Section 8.2. Classified Board of Directors. The Board of Directors shall be divided into three (3) classes, Class I, Class II, and Class III, which shall be as nearly equal in number as possible. The term of office of each Director in Class I shall expire at the first annual meeting of shareholders of the Corporation following the effectiveness of these Amended and Restated Articles of Incorporation. The term of office of each Director in Class II shall expire at the second annual meeting of shareholders of the Corporation following the effectiveness of

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
these Amended and Restated Articles of Incorporation. The term of office of each Director in Class III shall expire at the third annual meeting of shareholders of the Corporation following the effectiveness of these Amended and Restated Articles of Incorporation. Each Director shall serve until the election and qualification of a successor or until such Director's earlier resignation, death, or removal from office. Upon the expiration of the term of office for each class of Directors, the Directors of such class shall be elected for a term of three (3) years, to serve until the election and the qualification of their successors or until their earlier resignation, death, or removal from office.

        Section 8.3. Directors. The names and classes of those persons who are to serve as the Directors of the Corporation following the effectiveness of these Amended and Restated Articles of Incorporation are set forth below. The address for each such director is 1007 Slater Road, Morrisville, North
Carolina 27560.

                                   CLASS I

                      S. Epes Robinson
                      Vacancy to be filled by Board of Directors
                      Vacancy to be filled by Board of Directors


                                   CLASS II

                      David H. Smith, M.D.
                      Paul A. Stark, Ph.D.
                      John G. Fryer, Ph.D.

                                   CLASS III

                      Richard H. Thompson
                      Chester W. Douglass, Ph.D.
                      Dennis B. Gillings, Ph.D.



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
        Section 8.4. Removal of Directors. Any Director, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of Directors. If a Director was elected by the holders of the class or series of capital stock, or of a group of such classes or series, only members of that voting group may participate in the vote to remove him.

        Section 8.5. Vacancies. Any vacancy occurring in the Board of Directors, including, without limitation, a vacancy resulting from an increase in the number of Directors or from the failure by the shareholders to elect the full authorized number of Directors, shall be filled only by the Board of Directors or, if the Directors remaining in office constitute fewer than quorum of the Board, by the affirmative vote of a majority of the remaining Directors or by the sole remaining Director. If the vacant office was held by a Director elected by holders of one class or series of capital stock, or of a group of such classes or series, only the remaining Director or Directors elected by that voting group are entitled to fill the vacancy.

        Section 8.6. Factors to be Considered by the Directors. In connection with the exercise of its or his judgement in determining what is in the best interests of the Corporation and its shareholders, the Board of Directors of the Corporation, any


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committee of the Board of Directors, or any individual director may, but shall not be required to, in addition to considering the long-term and short-term interests of the shareholders, consider any of the following factors and any other factors and any other factors which it or he deems relevant: (i) the social and economic effects of the matter to be considered on the Corporation and its subsidiaries, its and their employees, clients, and creditors, and the communities in which the Corporation and its subsidiaries operate or are located; and (ii) when evaluating a business combination or a proposal by another Person or Persons to make a business combination or a tender or exchange offer or any other proposal relating to a potential change of control of the Corporation (x) the business and financial condition and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the communities in which the Corporation and its subsidiaries operate or are located, (y) the competence, experience, and integrity of the acquiring Person or Persons and its or their management, and (z) the prospects for successful conclusion of the business combination, offer or proposal. The provisions of this Section shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency the right to be considered. As used in this Section, the term "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity; when two or more Persons act as a partnership, limited partnership, syndicate, or other group acting in concert for the purpose of acquiring, holding, voting or disposing of securities of the Corporation, such partnership, limited partnership, syndicate or group shall also be deemed a "Person" for purposes of this Section.

                                   ARTICLE IX

       Section 9.1. Approval of Business Combinations. With regard to any Business Combination (as defined in Section 9.5(b)) between the Corporation and any other corporation, person, or other entity, excluding its Subsidiaries (as defined in Section 9.5(g)) except as provided in section 9.5(b), such Business Combination must be approved only as follows unless otherwise more restrictively required by applicable North Carolina law:

       (a) The Business Combination must be approved by resolution adopted by affirmative vote of a majority of a quorum of the Board of Directors;

       (b) In addition to the Board approval specified in section 9.1(a), the Business Combination must receive one of the following levels of shareholder approval:

              (1) To the extent a shareholder's vote is required by law, at a special or annual meeting of shareholders by an affirmative vote of the shareholders holding at least a majority of the shares of capital stock of the Corporation issued and

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
outstanding and entitled to vote thereon if such Business Combination has received the prior approval by resolution adopted by an affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the full Board of Directors before such Business Combination is submitted for approval to the shareholders; or

              (2) At a special or annual meeting of shareholders by an affirmative vote of the shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote thereon if such Business Combination has received the prior approval by resolution adopted by an affirmative vote of a majority of a quorum (but less than sixty-six and two-thirds percent (66-2/3%)) of the Board of Directors; and

       (c) If the Business Combination is to be approved pursuant to Section 9.1(b)(2), the Business Combination as approved must grant to shareholders not voting to approve the Business Combination the rights set forth in Section 9.2.

       Section 9.2. Fair Price. When any Business Combination above is approved pursuant Section 9.1(b)(2), any shareholder not voting to approve the Business Combination may elect to sell his shares for cash to the Corporation at their "Fair Price" (as defined in Section 9.5(f)), upon so notifying the Corporation in writing within twenty (20) days after receiving written notification of his rights hereunder and that the Business Combination was approved by the Corporation's shareholders. The Corporation shall have ten (10) days after receipt of the

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
shareholder's tender of shares to make payment in cash. Tender of shares may be made simultaneously with, or after, the shareholder's written notification that he is electing to be paid the Fair Price of his shares. The Business Combination shall not be consummated until all shareholders electing to sell their shares for cash to the Corporation at their Fair Price pursuant to this
Article IX have been paid in full by the Corporation.

       Section 9.3 Certain Restrictions on Business Combinations. Notwithstanding any other provision of this Article IX, prior to the consummation of any Business Combination between the Corporation and a Control Person (as defined in Section 9.5(c)):

       (a) such Control Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance tax credits provided by the Corporation; and

       (b) there shall have been no increase or reduction in the annual rate of dividends paid on the Corporation's common stock after the Control Person became such (except as necessary to reflect any subdivision of the common stock), unless such increase or reduction has been approved by a majority of Disinterested Directors (as defined in Section 9.5(e)).

       Section 9.4. Amendments to Articles of Incorporation. Amendments to these Articles of Incorporation shall be adopted only upon receiving the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all the shares of capital stock of the Corporation issued and outstanding and

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
entitled to vote thereon; provided, however, that if such amendment shall have received prior approval by resolution adopted by an affirmative vote of a majority of Disinterested Directors, then the affirmative vote of the holders of at least a majority of all the shares of capital stock of the Corporation issued and outstanding and entitled to vote, or such greater percentage approval as required by North Carolina law, shall be sufficient to amend these Articles of Incorporation.

       Section 9.5. Definitions. As used in this Article IX, the following terms shall have the following meanings:

       (a) "Affiliate," as used in defining "Control Person," shall mean a corporation, person, group, or other entity that directly or indirectly controls, is controlled by, or is under common control with the Control Person.

       (b) "Business Combination" shall mean (i) any merger or consolidation of the Corporation into any other corporation, person, group or other entity where the Corporation is not the surviving or resulting entity; (ii) any merger or consolidation of the Corporation with or into any Control Person or with any corporation, person, group or other entity where the merger or consolidation is proposed by or on behalf of a Control Person; (iii) any sale, lease, exchange, transfer, hypothecation or other disposition of all or substantially all of the assets of the Corporation: (iv) any sale, lease, exchange, transfer, hypothecation or other disposition of a Substantial Part (as defined in Section 9.5(h)) of the assets of the Corporation to a

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
Control Person, whether in a single transaction or in related transactions; (v) the issuance of any securities of the Corporation to a Control Person; (vi) the acquisition by the Corporation of any securities of a Control Person unless such acquisition commences prior to the person becoming a Control Person or is an attempt to prevent the Control Person from obtaining greater control of the Corporation; (vii) the acquisition by the Corporation of all or substantially all of the assets of any Control Person or any corporation, person, group or other entity where the acquisition is proposed by or on behalf of a Control Person; (viii) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation which is proposed by or on behalf of a Control Person; (ix) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation which is beneficially owned or controlled by a Control Person; (x) any of the transactions described in this definition of Business Combination which are between the Corporation and any of its Subsidiaries and which are proposed by or on behalf of any Control Person; or (xi) any agreement, plan, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

       (c) "Control Person" shall mean and include any corporation, person, group or other entity which, together with its Affiliates

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
prior to a Business Combination beneficially owns (as the term is defined by federal securities law) ten percent (10%) or more of the shares of any class of equity or convertible securities of the Corporation, and any Affiliate of any such corporation, person, group or other entity; provided, however, any corporation, person, group or other entity which, together with its Affiliates, prior to January 1, 1994 beneficially owned (as the term is defined by federal securities law) ten percent (10%) or more of the shares of any class of equity or convertible securities of the Corporation, and any Affiliate of any such corporation, person, group or other entity shall not be considered to be a Control Person for the purposes hereof.

       (d) "Corporation shall mean Quintiles Transnational, Corp. and its Subsidiaries, or any one of them, and their successors.

       (e) "Disinterested Director" shall mean any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, a Control Person and was a member of the Board of Directors prior to the time a Control Person became such, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, a Control Person and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

       (f) "Fair Price" shall mean the highest of the following: (i) the highest price per share paid for the Corporation's shares during the four years immediately preceding the Section 9.1(b)(2) vote of shareholders by any shareholder who, at the time of the

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
Section 9.1 (b)(2) shareholder vote, beneficially owned five percent (5%) or more of the Corporation's common stock and who, in whole or in part, votes in favor of the Business Combination; (ii) the cash value of the highest price per share previously offered pursuant to a tender offer to the shareholders of the Corporation within the four years immediately preceding the Section 9.1(b)(2) shareholder vote; and (iii) the highest price per share (including brokerage commissions, soliciting dealers' fees and dealer-management compensation) paid by a Control Person in acquiring any of its holdings of the Corporation's common stock.

        (g) "Subsidiaries" shall mean any entity in which the Corporation owns, directly or indirectly, a majority of the voting interests.

        (h) "Substantial Part" shall mean more than ten percent (10%) of the total assets of the Corporation, as of the end of the Corporation's most recent fiscal year prior to the time the determination is being made.

                                  ARTICLE X

        The Board of Directors shall have the power to adopt, amend, alter, change, and repeal the Bylaws of the Corporation. In addition to any requirements of the Bylaws and the North Carolina Business Corporation Act as in effect from time to time (and notwithstanding the fact that a lesser percentage may be specified by the Bylaws or the North Carolina Business Corporation Act), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the shares




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
of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required for the shareholders of the Corporation to adopt, amend, alter, change, or repeal the Bylaws of the Corporation.

                                  ARTICLE XI

        Except to the extent that the North Carolina General Statutes prohibit such limitation or elimination of liability of directors for breaches of duty, no director of the Corporation shall have any personal liability arising out of an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of any duty as a director. No amendment to or repeal of this article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. The provisions of this article shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability that has not been eliminated by the provisions of this article.

                                 ARTICLE XII

        Section 12.1. Opt-Out of North Carolina Shareholder Protection Act. The provisions of the North Carolina Shareholder Protection Act, as amended from time to time, shall not be applicable to the Corporation.

        Section 13.2. Opt-Out of North Carolina Control Share Acquisition Act. The provisions of the North Carolina Control





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
Share Acquisition Act, as amended from time to time, shall not be applicable to the Corporation.

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
                            ARTICLES OF AMENDMENT
                                      OF
                        QUINTILES TRANSNATIONAL, CORP.



        The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Amended and Restated Articles of Incorporation:

        1.  The name of the corporation is Quintiles Transnational, Corp.

        2. The Amended and Restated Articles of Incorporation of the corporation are hereby amended as follows:

            Article I is hereby amended so that the name of the corporation is QUINTILES TRANSNATIONAL CORP.

        3. The foregoing amendment was adopted on November 3, 1994 by the corporation's board of directors without shareholder action, which was not required because N.C. Gen. Stat. Section 55-10-02 permits a corporation's board of directors to make minor changes to the corporation's name.

This is the 7th day of March, 1995.


                                                QUINTILES TRANSNATIONAL, CORP.



                                                By: /s/ Santo J. Costa
                                                   ----------------------------
                                                   Santo J. Costa
                                                   President

                           State of North Carolina
                     Department of the Secretary of State

                            ARTICLES OF AMENDMENT
                                    OF THE
                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                        QUINTILES TRANSNATIONAL CORP.


        Pursuant to Section 55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Amended and Restated Articles of Incorporation.

        I.    The name of the corporation is Quintiles Transnational Corp.

        II.   The text of the amendment adopted is as follows:

              "Article IV, Section 4.1 of the Amended and Restated Articles of Incorporation of Quintiles Transnational Corp. should be amended and restated to read in full as follows:

                    Section 4.1. Total Number of Shares of Stock. The total number of shares of capital stock of all classes that the Corporation shall have the authority to issue is 225,000,000 shares. The authorized capital stock is divided into 25,000,000 shares of preferred stock, having $.01 par value (the "Preferred Stock"), and 200,000,000 shares of common stock, having $.01 par value (the "Common Stock")."

        III. The foregoing amendment was adopted on the 24th day of October, 1996, by the board of directors of the corporation, and approved by the shareholders of the corporation at a special meeting held on November 26, 1996, as required by Section 55-10-03 of the General Statutes of North Carolina.

         IV.  These articles shall be effective upon filing.

         IN WITNESS WHEREOF, the corporation has caused this instrument to be duly executed as of the 9th day of December, 1996.

                                        QUINTILES TRANSNATIONAL CORP.


                                        By: /s/ Gregory D. Porter
                                           -----------------------------
                                           Gregory D. Porter
                                           Vice President, General Counsel

                           State of North Carolina
                     Department of the Secretary of State

                            ARTICLES OF AMENDMENT
                                    OF THE
                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                        QUINTILES TRANSNATIONAL CORP.


        Pursuant to Section 55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Amended and Restated Articles of Incorporation.

        I.    The name of the corporation is Quintiles Transnational Corp.

        II.   The text of the amendment adopted is as follows:

              "RESOLVED, that Article IV, Section 4.1 of the Amended and Restated Articles of Incorporation of Quintiles Transnational Corp. should be amended to read in full as follows:

                    Section 4.1. Total Number of Shares of Stock. The total number of shares of capital stock of all classes that the Corporation shall have the authority to issue is 525,000,000 shares. The authorized capital stock is divided into 25,000,000 shares of preferred stock, having $.01 par value (the "Preferred Stock"), and 500,000,000 shares of common stock, having $.01 par value (the "Common Stock")."

        III. The foregoing amendment was adopted on February 4, 1999, by the board of directors of the corporation, and approved by the shareholders of the corporation at a special meeting held on March 30, 1999, as required by Section 55-10-03 of the General Statutes of North Carolina.

         IV.  These articles shall be effective upon filing.

         IN WITNESS WHEREOF, the corporation has caused this instrument to be duly executed as of the 20th day of April, 1999.

                                        QUINTILES TRANSNATIONAL CORP.


                                        By: /s/ Gregory D. Porter
                                           --------------------------------
                                           Gregory D. Porter
                                           Executive Vice President, Chief
                                           Administrative and Legal Officer

                             State of North Carolina

                      Department of the Secretary of State

                              ARTICLES OF AMENDMENT
                                       OF
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                          QUINTILES TRANSNATIONAL CORP.

Pursuant to Section 55-10-06 and Section 55-6-02 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Amended and Restated Articles of Incorporation to fix the preferences, limitations, and relative rights of a series of its shares:

         I.       The name of the corporation is Quintiles Transnational Corp.

         II.      The text of the amendment adopted is as follows:

         The Amended and Restated Articles of Incorporation of the corporation are hereby amended as follows:

         Article IV of the Amended and Restated Articles of Incorporation is amended by inserting the following new Section 4.4 at the end of the existing provisions of Article IV:

         Section 4.4. Series A Preferred Stock. A series of Preferred Stock of the Corporation is hereby created and the designation and amount thereof and the preferences, relative rights, and powers of the shares of such series, and the qualifications, limitations or restrictions thereof, are fixed, determined and set forth as follows:

         Section 4.4.1. Designation and Amount. The shares of such series shall be designated as "Series A Preferred Stock," $.01 par value per share, and the number of shares constituting such series shall be one million (1,000,000). Such number of shares may be increased or decreased by action of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

         Section 4.4.2. Dividends and Distributions.

                  (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10 or (b) subject to the provision for adjustment hereinafter set forth, one thousand (1,000) times the aggregate per share amount of all cash dividends, and one thousand (1,000) times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred

Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty (60) days prior to the date fixed for the payment thereof.

         Section 4.4.3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                  (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to one thousand (1,000) votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than a payment of dividend in shares of Common Stock into a greater or lesser number of shares of Common Stock), then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) Except as otherwise provided herein, in any articles of amendment to articles of incorporation of the Corporation, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

                  (C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         Section 4.4.4. Certain Restrictions.

                  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section
4.4.2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                           (i) declare or pay dividends, or make any other
distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                           (ii) declare or pay dividends, or make any other
distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A

Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (iii) redeem or purchase or otherwise acquire for
consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                           (iv) redeem or purchase or otherwise  acquire for
consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4.4.4, purchase or otherwise acquire such shares at such time and in such manner.

         Section 4.4.5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, in articles of amendment of articles of incorporation of the Corporation, or as otherwise required by law.

         Section 4.4.6. Liquidation, Dissolution or Winding Up.

                  (A) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to one thousand (1,000) times the aggregate amount to be distributed per share to holders of shares of Common Stock or (ii) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the

Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 4.4.7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination, share exchange or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to one thousand (1,000) times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 4.4.8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

         Section 4.4.9. Rank. The Series A Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

         Section 4.4.10. Amendment. The Amended and Restated Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the preferences, rights or powers of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds (2/3) or more of the outstanding shares of Series A Preferred Stock, voting separately as a single class.

         Section 4.4.11. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preferred Stock.

         III. The foregoing amendment was duly adopted and approved on the 4th day of November 1999, by the board of directors without shareholder action, which was not required because the amendment only fixes the preferences, limitations and relative rights of a series of the corporation's preferred stock pursuant to authority granted to the directors by the corporation's Amended and Restated Articles of Incorporation and Section 55-6-02 of the General Statutes of North Carolina.

         IV.      These articles shall be effective upon filing.

IN WITNESS WHEREOF, the corporation has caused this instrument to be duly executed as of the 5th day of November, 1999.


                                         QUINTILES TRANSNATIONAL CORP.


                                         By:  /s/ Rachel R. Selisker
                                              ----------------------------------
                                              Name:  Rachel R. Selisker
                                              Title: Chief Executive Officer and
                                                     Executive V.P. Finance